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                                                                Exhibit 23(d)(v)

                           SSGA FUNDS MANAGEMENT INC.
                               ONE LINCOLN STREET
                                BOSTON, MA 02110

October 28, 2005

Scott M. Zoltowski, Assistant Secretary
streetTRACKS Series Trust
One Lincoln Street
Boston, MA 02110

Dear Mr. Zoltowski:

     This letter serves to inform the Trust that effective OCTOBER 28, 2005, SSgA Funds Management, Inc. ("SSgA FM"), has contractually agreed to waive a portion of its management fee for the STREETTRACKS SPDR DIVIDEND ETF (the "Fund") to the extent necessary to limit the Fund's total annual operating expenses to 0.30%. This waiver will remain in effect until OCTOBER 31, 2006. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM.

SSGA FUNDS MANAGEMENT, INC.


By: /s/ James Ross
    ----------------------------
Name: James Ross
Title: President